Exhibit 99.1

GlobalSCAPE Reports Second Quarter 2018 Financial Results

San antonio – August 9, 2018 – GlobalSCAPE, Inc. (NYSE American: GSB), a worldwide leader in the secure movement and integration of data, has reported financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Operational Highlights

●	Concluded its previously announced Audit Committee investigation and completion of financial statement review

●	Regained compliance with the NYSE American Continued Listing Standards

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Appointed Robert Alpert, co-Founder and Principal of 210 Capital LLC, and Clark Webb, co-Founder and Principal of 210 Capital, LLC to the Board of Directors, building on the collective guidance and insights of the Board

●	Maintained quarterly cash dividend of $0.015 per share of common stock

Second Quarter 2018 Financial Overview

●	Total revenue for the second quarter of 2018 was $8.5 million, which was consistent with the amount reported for the second quarter of 2017.

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Revenue from the Company’s core EFT platform increased 1% to $8.1 million. License revenue from the platform increased 3% to $2.6 million, primarily due to an increase in the number of large transactions, including transactions that were originally expected to close in the previous quarter, and a change in the Company’s lead generation strategy toward the end of 2017 which led to an increase in sales opportunities. Maintenance and support (M&S) revenue from the platform increased 2% to $5.1 million, primarily due to ongoing license sales and sustained high M&S renewal rates.

●	Gross profit for the second quarter of 2018 was $6.9 million (81.5% of total revenue), which was consistent with the $6.9 million (81.9% of total revenue) reported for the second quarter of 2017.

●	Net income totaled $593,000 or $0.03 per diluted share, an increase of 30% from $457,000 or $0.02 per diluted share in the second quarter of 2017.

●	Adjusted EBITDA(1) increased 5% to $1.1 million from the amount reported for the second quarter of 2017.

●	As of June 30, 2018, the Company had cash, cash equivalents and short and long-term investments of approximately $27.8 million.

1) Adjusted EBITDA is not a measure of financial performance under GAAP. It should not be considered as a substitute for net income presented on our consolidated statement of operations and comprehensive income. Adjusted EBITDA has limitations as an analytical tool and when assessing our operating performance. Adjusted EBITDA should not be considered in isolation or without a simultaneous reading and consideration of our consolidated financial statements prepared in accordance with GAAP. See note regarding "Use of Non-GAAP Measures," below for further discussion of this non-GAAP measure and the reconciliation of this non-GAAP measure below.

Management Commentary from Matt Goulet, President and CEO of GlobalSCAPE

“Our results for the second quarter of 2018 came in largely as we expected. Our total revenue of $8.5 million remained consistent with the amount reported last year, as we worked through the final stages of the internal investigation and the sales distractions that came with it. Nevertheless, we were still able to grow license and M&S revenue by 3% and 2% year-over-year, respectively, giving us a platform for more robust growth as we complete the realignment of our sales force to better address the increasing needs and requirements of our customers. Perhaps most importantly, we continued to drive improvements to our bottom line with net income for the quarter up 30% year-over-year. We also maintained our strong cash position, which ended the quarter at $27.8 million, enabling us to continue investing in our business to drive growth and market share expansion while also returning capital to our shareholders.

“Over the past few weeks, we have made significant enhancements to our business, which we believe will allow us to build on our operational momentum and better execute on our strategy of becoming a cloud-based software and services provider of MFT technology. As part of our continued efforts to realign and reduce costs, we recently reduced our staff by approximately 40 employees. We believe that, as a result, our operating expenses will decrease going forward without significantly impacting our revenue or growth opportunities, as we enhance our focus on our flagship EFT offering.

“Additionally, we also strengthened our leadership team with the promotion of our interim CFO, Karen Young, to CFO, as well as expanded our Board of Directors with the appointment of Robert Alpert and Clark Webb. We believe these additions enhance our bench strength and give us the right guidance and tools to reaccelerate the business. Overall, it’s been a productive and meaningful last couple of months for GlobalSCAPE. We honed in on our core EFT offering, right-sized the business, and added significant experience and insights to the Board. Collectively, these actions have set the stage for what we expect to be a stronger second half of 2018 and beyond.”

About GlobalSCAPE

GlobalSCAPE, Inc. (NYSE American: GSB) is a pioneer in securing and automating the movement and integration of data seamlessly in, around and outside your business, between people and places, in and out of the cloud. GlobalSCAPE provides technology that automates your work and secures your data, while giving visibility to those who need it. GlobalSCAPE makes business flow brilliantly. For more information, visit http://www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “expect,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017  filed with the SEC on June 14, 2018; the discovery of additional information relevant to the internal investigation; the conclusions of the Company’s Audit Committee (and the timing of the conclusions) concerning matters relating to the internal investigation; the possibility that additional errors relevant to the recently completed restatement may be identified; pending litigation and other proceedings and the possibility of further legal proceedings adverse to GlobalSCAPE resulting from the restatement or related matters; and the costs associated with the restatement and the investigation.

Use of Non-GAAP Measures

The Company uses Adjusted EBITDA (Earnings Before Interest, Taxes, Total Other Income/Expense, Depreciation, Amortization, other than amortization of capitalized software development costs, and Share-Based Compensation Expense) to provide a view of income and expenses that is supplemental and secondary to the primary assessment of net income as presented in the consolidated statement of operations and comprehensive income.

Adjusted EBITDA is not a measure of financial performance under GAAP. It should not be considered as a substitute for net income presented on our condensed consolidated statement of operations and comprehensive income. Adjusted EBITDA has limitations as an analytical tool and when assessing our operating performance. Adjusted EBITDA should not be considered in isolation or without a simultaneous reading and consideration of our financial statements prepared in accordance with GAAP. A reconciliation of net income (loss) to Adjusted EBITDA is provided at the end of this release.

GlobalSCAPE Press Contact

Contact: Lisa Kilpatrick
Phone Number: (210) 308-8267
Email: PR@globalscape.com

GlobalSCAPE Investor Relations Contact

Contact: Matt Glover or Najim Mostamand, CFA

Phone Number: (949) 574-3860

Email: IR@globalscape.com

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GlobalSCAPE, Inc.

Unaudited Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Net Income (loss)	$593	$457	$(342)	$1,288
Add (subtract) items to determine Adjusted EBITDA:
Income tax expense	336	265	105	676
Interest (income) expense, net	(80)	(77)	(156)	(146)
Depreciation and amortization:
Total depreciation and amortization	525	516	1,120	1,056
Amortization of capitalized software development costs	(464)	(446)	(999)	(920)
Share-based compensation expense	191	335	862	671
Adjusted EBITDA	$1,101	$1,050	$590	$2,625